EXHIBIT 99

Media:
Elizabeth Castro
(312) 240-4567
Investor Relations:
Mary Ann Wall
(312) 240-7534

130 E. Randolph Dr.
Chicago, Illinois 60601

For Immediate Release
October 31, 2003

Peoples Energy Reports Higher Fiscal 2003 Results
Operating Income from Diversified Energy Businesses up 50%

CHICAGO - Peoples Energy (NYSE: PGL) today announced sharply higher fiscal year 2003 results compared to fiscal 2002, citing strong growth in operating income from the Company's diversified energy businesses, a return to more normal weather in its Gas Distribution business, and lower interest expense as key factors in the improvement. Fiscal 2003 net income was $103.9 million, or $2.87 per diluted share, compared with $89.1 million, or $2.51 per diluted share in the prior year. Operating income totaled $209.5 million, an increase of $25.1 million over last year.

Net income for the fourth quarter ended September 30, 2003, was $1.4 million, or $0.04 per diluted share, compared with $1.7 million, or $0.05 per diluted share in the year-ago quarter. Operating income totaled $10.2 million, a $1.0 million decline from the year-ago quarter.

Thomas M. Patrick, chairman, president, and CEO, commented, "Overall, fiscal 2003 was an excellent year for Peoples Energy. Earnings per share improved substantially over the prior year, and also exceeded the target range we announced a year ago. In addition, our common stock dividend was increased to $2.12 per share and we further strengthened our balance sheet and liquidity. From an operating perspective, we continued to make progress on enhancing our core Gas Distribution business and improving efficiency, while substantially growing our diversified energy businesses. This balanced strategy has produced 5 percent annual earnings growth over the past five years, a growth rate that we will strive to meet or exceed over the next five-year period."

The table and discussion below summarize fourth quarter and fiscal year operating results for Peoples Energy's business segments:

	Three Months Ended September 30,		Fiscal Year Ended September 30,
Operating Income (millions)	2003	2002	2003	2002
Gas Distribution	$(3.2)	$(4.1)	$174.4	$169.6
Power Generation	12.0	15.4	11.3	10.1
Midstream Services	3.7	3.4	13.5	12.8
Retail Energy Services	(1.6)	(0.1)	3.5	1.5
Oil and Gas Production	8.0	2.2	31.8	16.1
Corporate & Other	(8.7)	(5.6)	(25.0)	(25.7)
Total Operating Income	$10.2	$11.2	$209.5	$184.4

Gas Distribution. Operating income increased $0.9 million for the fourth quarter and $4.8 million for the fiscal year compared to the year-ago periods. Results for the quarter benefited from slightly higher gas deliveries. Results for the fiscal year benefited from weather that was 4.0% or 257 degree days colder than normal and 18.5% or 1,045 degree days colder than a year ago (approximately $21 million, net of last year's weather insurance), as well as reductions in the municipal and state utility tax accruals (approximately $9.5 million). Fiscal 2003 gas deliveries increased 10% to 248 Bcf compared to 225 Bcf in fiscal 2002. Factors adversely affecting the year over year comparison include lower pension credits ($21.7 million) and higher group insurance costs. Bad debt expense for the year totaled $42.5 million, approximating last year's amount.

Power Generation. Operating income declined $3.4 million for the fourth quarter but rose $1.2 million for the fiscal year compared to the same periods last year. The quarter-to-quarter decline was due to the inclusion in last year's results of site-development income ($4.6 million) related to the Southeast Chicago Energy Plant (SCEP), a 350-megawatt peaking plant owned in partnership with Exelon. The improvement for the fiscal year was due mainly to a full year of equity investment income from SCEP, which began commercial operations in July 2002 and lower operating costs, partially offset by last year's site-development income.

Midstream Services. Operating income rose $0.3 million for the fourth quarter and $0.7 million for the fiscal year compared to a year ago. The improvement in both periods largely reflects higher operating results from wholesale marketing and asset management activities and the natural gas liquids peaking facility partially offset by lower operating income from the hub and the inclusion in fiscal 2002 results of income related to the termination of the company's equity investment in enovate L.L.C.

Retail Energy Services. Operating income declined $1.5 million for the fourth quarter but increased $2.0 million for the fiscal year compared to the year-ago periods. While quarterly results were negatively impacted by lower gas and electric margins, full year results benefited from continued strong customer growth, colder weather and increased margins partially offset by increased operating expenses associated with the segment's growth.

Oil and Gas Production. Operating income improved $5.8 million for the quarter and $15.7 million for the fiscal year compared to a year ago. The significant increases in both periods were due primarily to higher production and higher commodity prices. The increase in production was due primarily to the fiscal first quarter acquisition of properties from Magnum Hunter, the fiscal third quarter acquisition of additional interests in the Corpus Christi West Field from Royal Production Company and the continued success of the Company's drilling program. The Company drilled or participated in the drilling of 46 wells in fiscal 2003, double the fiscal 2002 activity, with 85% of the wells being successful. Partially offsetting the fiscal year improvement was the inclusion in last year's results of a one-time benefit of $5.1 million from a settlement on hedges.

The following table summarizes operating statistics for the Oil and Gas Production segment:
	Three Months Ended September 30,			Fiscal Year Ended September 30,
	2003	2002	% Change	2003	2002	% Change
Average daily production:
Gas (MMCFD)	63.2	46.8	35.0	62.7	46.1	36.0
Oil (MBD)	1.5	1.2	25.0	1.3	1.1	18.2
Net realized price:
Gas (MCF)	$4.28	$3.24	32.1	$4.16	$3.11	33.8
Oil (BBL)	$23.79	$19.26	23.5	$22.90	$19.05	20.2

Other
Corporate expenses increased $3.1 million for the quarter but were essentially flat for the fiscal year compared to the same periods last year. Other income, net of other expense, declined $1.2 million for the quarter and $4.4 million for the fiscal year compared to the year-ago periods primarily due to lower interest income and the inclusion in last year's results of proceeds from an insurance settlement. Interest expense declined $0.8 million for the quarter and $7.0 million for the fiscal year compared to a year-ago, due to lower interest rates and reduced average borrowings outstanding. Net income comparisons for the fourth quarter and fiscal year were adversely affected by $1.0 million and $3.4 million, respectively, due to the expiration of Section 29 tax credits on December 31, 2002. Higher average common shares outstanding reduced earnings per share by approximately $0.06 in fiscal 2003.

Financial
At September 30, 2003, total debt to total debt plus equity was 53%, compared to 54% at the close of fiscal 2002. For the twelve months ended September 30, 2003, the ratio of funds from operations to interest coverage was 6.8x compared with 5.3x for the period ending September 30, 2002. Fiscal 2003 capital expenditures totaled $191 million ($83 million Gas Distribution, $108 million diversified energy businesses) compared to $201 million in fiscal 2002.

Outlook
As previously announced, fiscal 2004 earnings are expected to be in the range of $2.70 to $2.85 per share. The target range for the coming year is based upon several factors, including continued operating income growth from the Company's diversified energy businesses, ongoing cost control measures, a return to normal weather, higher pension expense, and higher average shares outstanding. Capital expenditures are expected to total approximately $150 million with about one-half earmarked for Gas Distribution.

Earnings Conference Call
Peoples Energy will hold a conference call to discuss fiscal 2003 results on Friday, October 31, 2003, at 9:00 a.m. Central (10:00 a.m. Eastern). To listen to the webcast both live and in replay visit the "Investors" section of the Peoples Energy website at www.PeoplesEnergy.com and select the Live Webcast icon on the Corporate Overview page. A replay of the call can also be accessed by dialing 1-800-642-1687, reference number 2754313. The telephone replay will be available approximately two hours after completion of the call through November 5, 2003. The webcast replay will be available through November 7, 2003.

Peoples Energy, a member of the S&P 500, is a diversified energy company comprised of five primary business segments: Gas Distribution, Power Generation, Midstream Services, Retail Energy Services, and Oil and Gas Production. The Gas Distribution business serves about 1 million retail customers in Chicago and northeastern Illinois. Visit the Peoples Energy web site at PeoplesEnergy.com.

Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as management's outlook for earnings and capital expenditures for fiscal year 2004, the factors that may affect 2004 earnings and management's expectations for annual earnings growth over the next five years. Generally, the words "may", "could", "project", "believe", "anticipate", "estimate", "plan", "forecast", "will be", and similar words identify forward-looking statements. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: adverse decisions in proceedings before the Illinois Commerce Commission concerning the prudence review of the utility subsidiaries' gas purchases; the future health of the United States and Illinois economies; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts and interest expense; adverse resolution of material litigation; effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties; regulatory developments in the United States, Illinois and other states where the Company does business; changes in the nature of the Company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; the Company's success in identifying diversified business segment projects on financially acceptable terms and generating earnings from projects in a reasonable time; operational factors affecting the Company's gas distribution, power generation and oil and gas production segments; Aquila Inc.'s financial ability to perform under its power sales tolling agreements with Elwood Energy L.L.C.; drilling risks and the inherent uncertainty of oil and gas reserve estimates; weather related energy demand; and terrorist activities. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

# # # #

(Financial Tables Follow)

		Preliminary
PEOPLES ENERGY CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

Financial Data
	Three Months Ended September 30,
(In Thousands, except per-share amounts)	2003	2002

Total Revenues	$287,302	$235,003

Equity Investment Income (Loss)	$13,793	$12,552

Operating Income	$10,246	$11,217	(1)

Net Income	$1,439	$1,720

Earnings Per Share - Basic	$0.04	$0.05

Earnings Per Share - Diluted	$0.04	$0.05

Average Shares Outstanding - Basic	36,663	35,462

Average Shares Outstanding - Diluted	36,833	35,479

	Fiscal Year Ended September 30,
(In Thousands, except per-share amounts)	2003	2002

Total Revenues	$2,138,394	$1,482,534

Equity Investment Income (Loss)	$17,337	$10,796

Operating Income	$209,514	$184,410	(1)

Net Income	$103,934	$89,071

Earnings Per Share - Basic	$2.88	$2.51

Earnings Per Share - Diluted	$2.87	$2.51

Average Shares Outstanding - Basic	36,054	35,454

Average Shares Outstanding - Diluted	36,193	35,492

Common Stock Data
		September 30,
	2003	2002
Annualized dividend rate	$2.12	$2.08
Dividend yield	5.1%	6.2%
Book value per share	$23.11	$22.74
Market price	$41.38	$33.69
Market price as a percent of book value	179%	148%

(1) Prior period operating income restated to include property sales previously reported as other income.

Peoples Energy Corporation				Preliminary

Summary of Selected Operating Data (Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2003	2002	2003	2002

Gas Distribution Deliveries (MDth)
Sales- Residential	8,163	7,034	128,521	113,322
- Commercial	2,110	1,350	21,555	17,345
- Industrial	270	191	4,148	3,570
Transportation	11,686	12,907	94,032	90,376
Total Gas Distribution Deliveries	22,229	21,482	248,256	224,613

Weather
Degree Days - actual	117	58	6,684	5,639
Percent colder (warmer) than normal	(2.5%)	(51.7%)	4.0%	(12.3%)

Number of Gas Distribution Customers (average)
Sales- Residential	886,948	917,209	901,055	923,681
- Commercial	44,091	44,747	44,842	44,653
- Industrial	2,842	2,882	2,906	2,890
Transportation	24,852	21,150	26,279	20,968
Total Gas Distribution Customers	958,733	985,988	975,082	992,192

Retail Energy Gas and Electric Customers (at September 30)			18,455	11,388

Employees (at September 30)
Gas Distribution			1,844	1,932
Diversified Businesses			124	111
Corporate Support			428	436
Total Employees			2,396	2,479

Megawatt Capacity (at September 30)			805	805

Oil and Gas Production
Average daily production:
Gas (MMCFD)	63.2	46.8	62.7	46.1
Oil (MBD)	1.5	1.2	1.3	1.1
Gas equivalent (MMCFED)	72.4	53.9	70.7	53.0

Average index price:
Gas ($/MMBTU) - Henry Hub	$ 4.97	$ 3.16	$ 5.24	$ 2.82
Oil ($/BBL)	$ 30.20	$ 28.27	$ 30.28	$ 24.08

Average hedge price:
Gas ($/MMBTU)	$ 3.99	$ 3.17	$ 3.98	$ 3.18
Oil ($/BBL)	$ 21.25	$ 21.10	$ 20.82	$ 21.30

Percentage hedged:
Gas	75%	98%	77%	91%
Oil	47%	96%	56%	91%

Net realized price:
Gas ($/MCF)	$ 4.28	$ 3.24	$ 4.16	$ 3.11
Oil ($/BBL)	$ 23.79	$ 19.26	$ 22.90	$ 19.05
Equivalent ($/MCFE)	$ 4.24	$ 3.24	$ 4.12	$ 3.12

Peoples Energy Corporation				Preliminary

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
(In Thousands, except per-share amounts)	2003	2002	2003	2002

Revenues	$ 287,302	$ 235,003	$ 2,138,394	$1,482,534

Operating Expenses:
Cost of energy sold	163,194	119,783	1,329,023	782,157
Operation and maintenance	76,922	72,554	338,491	294,219
Depreciation, depletion and amortization	28,690	25,162	111,825	98,852
Taxes - Other than income taxes	22,382	19,355	167,217	135,957
Property sales (gains) losses	(339)	(516)	(339)	(2,265)
Total Operating Expenses	290,849	236,338	1,946,217	1,308,920

Equity Investment Income (Loss)	13,793	12,552	17,337	10,796

Operating Income	10,246	11,217	209,514	184,410

Other Income and Expense - Net	1,292	2,495	3,043	7,421

Interest Expense	12,065	12,907	49,441	56,439

Earnings (Loss) Before Income Taxes	(527)	805	163,116	135,392

Income Tax Expense (Credit)	(1,966)	(915)	59,182	46,321

Net Income	$ 1,439	$ 1,720	$ 103,934	$ 89,071

Average Shares of Common Stock Outstanding
Basic	36,663	35,462	36,054	35,454
Diluted	36,833	35,479	36,193	35,492
Earnings Per Share of Common Stock
Basic	$ 0.04	$ 0.05	$ 2.88	$ 2.51
Diluted	$ 0.04	$ 0.05	$ 2.87	$ 2.51

Peoples Energy Corporation		Preliminary

Consolidated Balance Sheets (Unaudited)

	September 30,	September 30,
(In Thousands)	2003	2002

Assets
Capital Investments:
Property, plant and equipment, at original cost	$ 2,961,956	$ 2,794,630
Less - Accumulated depreciation, depletion
and amortization	1,123,783	1,020,729
Net property, plant and equipment	1,838,173	1,773,901
Investments in equity investees	141,756	154,857
Other investments	25,374	22,893

Total Capital Investments - Net	2,005,303	1,951,651

Customer Accounts Receivable - net of reserves	212,901	181,819
Other Current Assets	277,243	210,050
Other Assets	433,091	380,127

Total Assets	$ 2,928,538	$ 2,723,647

Capitalization and Liabilities
Common Stockholders' Equity:
Common stock	$ 346,545	$ 301,699
Treasury stock	(6,760)	(6,760)
Retained earnings	549,969	522,381
Accumulated other comprehensive income (loss)	(41,755)	(10,996)

Total Common Stockholders' Equity	847,999	806,324
Long-Term Debt	744,345	554,014

Total Capitalization	1,592,344	1,360,338

Current Liabilities
Commercial paper	55,949	85,871
Current maturities of long-term debt	-	90,000
Short-term debt	152,000	202,000
Other	392,625	371,631
Total Current Liabilities	600,574	749,502

Deferred Credits and Other Liabilities	735,620	613,807

Total Capitalization and Liabilities	$ 2,928,538	$ 2,723,647

							Preliminary
Peoples Energy Corporation

Business Segments (Unaudited)
				Retail
(In Thousands)	Gas	Power	Midstream	Energy	Oil and Gas		Corporate and
Three Months Ended September 30, 2003	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total
Revenues	$ 152,621	$ -	$ 73,332	$ 39,173	$ 28,237	$ 54	$ (6,115)	$ 287,302
Depreciation, depletion and amortization	17,413	32	109	411	10,698	4	23	28,690
Equity Investment Income (Loss)	-	13,115	-	-	455	223	-	13,793
Operating Income (Loss)	$ (3,221)	$ 11,996	$ 3,693	$ (1,601)	$ 8,013	$ (147)	$ (8,487)	$ 10,246

				Retail
(In Thousands)	Gas	Power	Midstream	Energy	Oil and Gas		Corporate and
Three Months Ended September 30, 2002	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total
Revenues	$ 125,706	$ 4,619	$ 62,865	$ 27,730	$ 16,054	$ 17	$ (1,988)	$ 235,003
Depreciation, depletion and amortization	17,395	31	171	450	7,082	6	27	25,162
Equity Investment Income (Loss)	-	12,822	-	-	(376)	106	-	12,552
Operating Income (Loss)	$ (4,116)	$ 15,445	$ 3,374	$ (122)	$ 2,200	$ (197)	$ (5,367)	$ 11,217

				Retail
(In Thousands)	Gas	Power	Midstream	Energy	Oil and Gas		Corporate and
Fiscal Year Ended September 30, 2003	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total
Revenues	$ 1,512,444	$ -	$ 306,833	$ 251,108	$ 106,359	$ 195	$ (38,545)	$ 2,138,394
Depreciation, depletion and amortization	67,580	127	429	1,645	41,935	17	92	111,825
Equity Investment Income (Loss)	-	15,805	-	-	509	1,023	-	17,337
Operating Income (Loss)	$ 174,382	$ 11,256	$ 13,521	$ 3,499	$ 31,852	$ (133)	$ (24,863)	$ 209,514

				Retail
(In Thousands)	Gas	Power	Midstream	Energy	Oil and Gas		Corporate and
Fiscal Year Ended September 30, 2002	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total
Revenues	$ 1,067,297	$ 4,619	$ 193,004	$ 167,787	$ 65,710	$ 48	$ (15,931)	$ 1,482,534
Depreciation, depletion and amortization	68,779	120	749	1,758	27,312	30	104	98,852
Equity Investment Income (Loss)	-	11,216	1,297	-	(2,134)	417	-	10,796
Operating Income (Loss)	$ 169,578	$ 10,065	$ 12,802	$ 1,549	$ 16,142	$ (777)	$ (24,949)	$ 184,410